Exhibit 10.1

October 3, 2016

Michael McDonnell

2087 Hunters Crest Way

Vienna, VA 22181

Dear Mike,

We are very pleased you will continue to be the Executive Vice President, Chief Financial Officer of Quintiles IMS Holdings, Inc., the successor company to Quintiles Transnational Corp. Your employment is currently subject to the terms and conditions set forth in your initial offer letter, dated October 14, 2015, and will continue to be subject to the terms and conditions of such letter, except as modified below. The terms of this letter will become effective upon the closing of the Quintiles IMS Health merger and the approval of the compensation committee of the Quintiles IMS Holdings, Inc. board (the “Committee”).

In consideration of your services, you will continue to be paid a base salary of $650,000 per year, subject to annual review, and receive an annual bonus pursuant to the terms of your Initial offer letter. You will also be eligible to receive an annual equity award commensurate with amounts, terms and conditions applicable to similarly situated executive officers of the company, subject to the applicable terms, conditions and eligibility requirements of the company’s equity plans and programs, as they may exist from time to time, and the approval of the Committee.

Within twelve (12) months of the closing of the merger, your principal place of employment will change from Raleigh-Durham, North Carolina to our corporate offices in Parsippany, New Jersey (“Office Location Change”). At the time of the Office Location Change, which must occur within twelve (12) months of the closing of the merger, you will relocate to the New York/New Jersey metropolitan area. If the Office Location Change is completed within twelve (12) months of the closing of the merger, on the date such change is completed:

•	any equity awards held by you that were outstanding as of the closing of the merger will fully vest; and

•	you will receive a one-time equity award in the form of time-based restricted stock units (“RSUs”), which shall vest in equal one-third installments over three (3) years, with an aggregate grant date dollar value equal to $1,500,000, subject to the approval of the Committee and the terms and conditions of the Quintiles IMS Health equity plan then in effect.

To the extent the terms and conditions in this letter differ from your current role and employment with Quintiles, you consent to these changes. You agree that none of these changes will constitute grounds for “good reason” under, or a material breach of, (a) your initial offer letter from Quintiles, (b) the Quintiles Change in Control Severance Plan (“Plan”), or (c) any similar agreement, plan or policy with Quintiles of any of its affiliates; including without limitation by reason of the following: change in position, change in title, change in duties, responsibilities or authority, change in reporting relationship or relocation of your principal place of employment.

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We eagerly await your acceptance in writing and look forward to working with you in this role, where we are confident you will find enormous opportunity for growth and development.

Best regards,

/S/ Ari Bousbib
Arl Bousbib Chairman & CEO, IMS Health Holdings, Inc.

/S/ Tom Pike
Tom Pike CEO, Quintiles Transnational Holdings Inc.

I have read, understood and accept the terms and conditions of this letter.

/s/ Michael McDonnell
Michael McDonnell EVP, Chief Financial Officer

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